SCHEDULE A
amended as of March 10, 2026
to the
ETF Master Services Agreement
between
Capitol Series Trust
and
Ultimus Fund Solutions, LLC
dated December 8, 2021

Fund Portfolio(s)

Fairlead Tactical Sector Fund
Hull Tactical US ETF
MRP SynthEquity®Nasdaq 100 ETF
Sterling Capital Enhanced Core Bond ETF
The Nightview Fund

The parties duly executed this Schedule A dated March 10, 2026.

	Capitol Series Trust		Ultimus Fund Solutions, LLC

By:	/s/ Matthew J. Miller	By:	/s/ Gary Tenkman
Name:	Matthew J. Miller	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer